EXHIBIT 10.1

Up to 8,000,000 Shares

WEINGARTEN REALTY INVESTORS

Series G Depositary Shares

PURCHASE AGREEMENT

September 24, 2007
Wachovia Investment Holdings, LLC
301 South College Street, DC-7
One Wachovia Center
Charlotte, North Carolina  28288

Ladies and Gentlemen:

Weingarten Realty Investors, a Texas real estate investment trust (the “Company”), proposes to issue and sell to Wachovia Investment Holdings, LLC, a Delaware limited liability company (the “Initial Purchaser”), up to 8,000,000 Series G Depositary Shares, liquidation preference $25.00 per share (the “Shares” or the “Series G Depositary Shares”).  Subject to the terms and conditions, representations and warranties set forth in this Purchase Agreement (this “Agreement”), Wachovia Investment Holdings, LLC has agreed to act as the Initial Purchaser in connection with the potential offering and sale of the Shares (as defined in Section 1(a)).

As provided in Section 7 of this Agreement, if the Company has not issued an irrevocable notice of redemption of the Shares by August 25, 2008, the Company shall be obligated to deliver to the Initial Purchaser by September 25, 2008 copies of an Offering Memorandum (the “Offering Memorandum”) describing the Company and the terms of an offering of the Shares.  The Offering Memorandum shall be for the use of the Initial Purchaser in connection with its solicitation of offers to purchase the Shares, including purchases made pursuant to Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act,” which term, as used in this Agreement, includes the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder).  As used in this Agreement, the term “Offering Memorandum” shall mean, with respect to any date or time referred to in this Agreement, any such Offering Memorandum, as amended or supplemented through such date and the Incorporated Documents (as defined in Section 2(B)(f)) in the then-most-recent form delivered by the Company to the Initial Purchaser in connection with its solicitation of offers to purchase the Shares.  Further, any reference to the Offering Memorandum shall be deemed to refer to and include any Additional Issuer Information (defined in Section 7(A)(a)) furnished by the Company prior to the completion of the Initial Purchaser’s placement of the Shares to the Subsequent Purchasers (as defined below).

As provided in Section 7(A) of this Agreement, the Company might become obligated to file with the Commission not later than September 25, 2008, and have declared effective not later than October 27, 2008, a registration statement (the “Resale Shelf Registration Statement”) registering the resale of the Shares under the Securities Act by the holders, and the holders of the Shares might become entitled to the benefits of a related registration rights agreement (the “Registration Rights Agreement”) to be negotiated between the Company and the Initial Purchaser.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed also to refer to and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “Exchange Act,” which term, as used in this Agreement, includes the rules and regulations of the Commission promulgated thereunder), which is incorporated by reference in the Offering Memorandum.

The Shares are being offered and sold to the Initial Purchaser without being registered with the Commission under the Securities Act, in reliance upon the Section 4(2) private placement exemption therefrom.  The Company understands that, at any time on or after March 25, 2008, the Initial Purchaser might, but is under no obligation to, make an offering of the Shares on the terms and in the manner set forth in this Agreement and agrees that from and after such date the Initial Purchaser may resell, subject to the conditions set forth in this Agreement, all or a portion of the Shares to purchasers as described in this Agreement (the “Subsequent Purchasers”).  In that case, the Shares may be offered and sold to the Subsequent Purchasers without being registered with the Commission under the Securities Act in reliance upon exemptions therefrom, including sales to “qualified institutional buyers” under Rule 144A, or in transactions not subject thereto.  Further, the Company understands that, with respect to an offering of Shares at any time on or after March 25, 2008, the Initial Purchaser shall be permitted to transfer without restriction the Shares to Wachovia Capital Markets, LLC, or another affiliate for the purposes of offering such Shares.  From and after any such transfer, references herein to the “Initial Purchaser” shall be deemed to refer to the Initial Purchaser and/or the Initial Purchaser’s transferee as applicable.

The Company hereby confirms its agreement with the Initial Purchaser as follows:

Section 1.  Purchase, Sale and Delivery of the Shares.

(a)  Purchase and Sale.  On the basis of the representations, warranties and agreements contained in this Agreement, and upon the terms but subject to the conditions set forth in this Agreement, the Initial Purchaser shall purchase from the Company, and the Company shall sell to the Initial Purchaser, 8,000,000 Series G Depositary Shares (the “Shares”) each representing 1/100 of an Adjustable Rate Series G Cumulative Redeemable Preferred Share of the Company (the “Series G Preferred Shares”) pursuant to a Deposit Agreement in form and substance satisfactory to the Initial Purchaser (the “Deposit Agreement”) on the Closing Date (as defined in Section 1(c)(i) of this

Agreement), for the consideration specified in Section 1(b).  On or before the Closing (as defined in Section 1(b)), the Company shall file with the County Clerk of Harris County, Texas, the Statement of Designation in the form attached hereto as Exhibit A (except for any changes proposed by the Company as are approved by the Initial Purchaser in its sole and absolute discretion) (the “Statement”).

(b)  Payment of Purchase Price and Delivery of Shares.  The purchase and sale of the Shares contemplated by this Agreement shall take place as set forth in Section 1(b)(i).

(i)  At the closing (the “Closing”) on the Closing Date (as defined below), in addition to the other deliveries required by this Agreement, (x) the Initial Purchaser shall pay to the Company, by wire transfer of immediately available funds, $200,000,000.00 (the “Purchase Price”), and (ii) the Company shall deposit with Mellon Investor Services, LLC, as depositary (the “Depositary”), a certificate representing 80,000 Series G Preferred Shares and shall deliver to the Initial Purchaser Series G Depositary Receipts (the “Depositary Receipts”) evidencing 8,000,000 Shares, registered in the name of Wachovia Investment Holdings, LLC or such other name(s) as the Initial Purchaser shall have specified no less than two business days prior to the Closing.

(c)  Closing Date.

(i)  The Closing shall take place at the offices of Locke, Liddell & Sapp LLP, Dallas, Texas, on September 25, 2007 at 9:00 a.m. Dallas, Texas time, or such other date and time as is mutually agreeable to the Company and the Initial Purchaser (the “Closing Date”).

(d)  Fee.

(i)  At the Closing, the Company shall pay the Initial Purchaser by wire transfer of immediately available funds a fee equal to $6,300,000.00, which fee shall be paid other than from the proceeds of the sale of the Shares.

(e)  Restriction on Transfer of Shares.

(i)  Basic Restriction.  Until March 25, 2008, the Initial Purchaser shall not transfer any of the Shares without the prior written approval of the Company, which approval may be withheld in the Company’s sole and absolute discretion.  Thereafter, the Initial Purchaser may transfer any or all of the Shares without any approval from the Company, subject to the requirements of Rule 144A and any other applicable securities laws.

(ii)  REIT-Related Transfer Restrictions.  The Initial Purchaser acknowledges that Article XVIII of the Company’s Restated Declaration of Trust (the “Declaration”) prohibits certain transfers of Shares in order to preserve the Company’s status as a real estate investment trust (“REIT”)  under the Internal Revenue Code of 1986, as amended (the “Code”), and that the Company intends to disclose such transfer restrictions in the Offering Memorandum.

Section 2.  Representations and Warranties.

(A)  Representations and Warranties of the Initial Purchaser.  The Initial Purchaser represents and warrants to and agrees with the Company as of the date hereof and as of the Closing Date as follows:

(a)  Organization of the Initial Purchaser.  The Initial Purchaser has been incorporated and is validly existing as a limited liability company in good standing under the laws of Delaware.

(b)  Authorization of Transaction.  The Initial Purchaser has, and at the Closing Date will have, full entity power to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Initial Purchaser, enforceable in accordance with its terms and conditions, subject to (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.  The Initial Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except for such as have been obtained and except for such as would not materially impede the transactions contemplated by this Agreement.

(c)  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Initial Purchaser is subject or any provision of its organizational documents, except for such violations as would not materially impede the transactions contemplated by this Agreement.

(d)  Disclosure of Information.  The Initial Purchaser represents that it and its representatives have (i) had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the sale of the Shares and the business, properties, prospects and financial condition of the

Company and (ii) reviewed copies of the SEC Filings (as defined in Section 2(B)(d)).

(e)  Investment Experience.  The Initial Purchaser has substantial experience as a purchaser of shares of companies similar to the Company and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and could afford a complete loss of such investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.  The Initial Purchaser acknowledges that in purchasing the Shares it must be prepared to continue to bear the economic risk of such investment for an indefinite period of time because (i) the Shares have not been registered under the Securities Act and cannot be sold unless they are subsequently registered under the Securities Act and applicable state securities laws, or unless exemptions from such registrations are available, and (ii) the Shares are subject to the restrictions on transfer set forth in Section 1(e) above and in Article XVIII of the Declaration.

(f)  Initial Purchaser as Qualified Institutional Buyer.  The Initial Purchaser represents and warrants to the Company that it is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act (a “Qualified Institutional Buyer”) and an “accredited investor” within the meaning of Rule 501(a) under the Securities Act (an “Accredited Investor”).

(g)  Restricted Shares.  The Initial Purchaser understands that the Shares are characterized as “restricted shares” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act only in certain limited circumstances.

(h)  Legends.  It is understood that the certificates evidencing the Shares shall initially bear substantially the following legend (in addition to any legend otherwise required under applicable federal or state securities laws):

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM OR NOT SUBJECT TO SUCH REGISTRATION REQUIREMENTS.

THE HOLDER OF THIS SECURITY, BY ITS ACQUISITION HEREOF, AGREES THAT IT WILL NOT, PRIOR TO THE DATE THAT IS TWO YEARS AFTER THE LATER OF THE

ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY), RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY EXCEPT (a) TO THE COMPANY; (b) TO A PERSON THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (A “QIB”), IN COMPLIANCE WITH RULE 144A, (c) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND ON THE UNDERSTANDING THAT THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL BEFORE REGISTERING ANY SUCH TRANSFER ON ITS SHARE TRANSFER RECORDS), (d) PURSUANT TO A SECURITIES ACT REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE AND THAT CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR (e) PURSUANT TO ANOTHER AVAILABLE EXEMPTION, IF ANY, FROM SUCH REGISTRATION REQUIREMENTS OR IN A TRANSACTION NOT SUBJECT TO SUCH REGISTRATION REQUIREMENTS; AND AGREES THAT IT SHALL DELIVER TO EACH PERSON TO WHOM THE SECURITY EVIDENCED HEREBY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

(B)  Representations and Warranties of the Company.  The Company represents and warrants to and agrees with the Initial Purchaser as of the date hereof and as of the Closing Date (it being understood that such representations, warranties and agreements at the Closing Date shall be deemed to relate to the SEC Filings as amended or supplemented to such time) as follows:

(a)  No Registration Required.  Subject to compliance by the Initial Purchaser with the representations and warranties set forth in Section 2(A)(e) and (f) and Section 8 of this Agreement and with the procedures set forth in Section 8 of this Agreement, it is not necessary in connection with the offer, sale and delivery of the Shares to the Initial Purchaser and to each Subsequent Purchaser in the manner contemplated by this Agreement to register the Shares under the Securities Act.

(b)  No Integration of Offerings or General Solicitation.  The Company has not, directly or indirectly, solicited any offer to buy or offered to sell, and will not, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Shares in a manner that would require the Shares to be registered under the Securities Act.  None of the Company, its affiliates (as such term is defined in Rule 501(b) under the Securities Act (each, an “Affiliate”), or any person acting on its or any of their behalf (other than the Initial Purchaser, as to whom the Company makes no representation or warranty) has engaged or will engage, in connection with the offering of the Shares, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with respect to the Shares, other than maintaining the effectiveness of the Company’s current shelf registration statements.

(c)  Eligibility for Resale.  The Shares are eligible for resale pursuant to Rule 144A and are not of the same class as shares listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a United States automated interdealer quotation system or shares of an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940 (the “Investment Company Act,” which term, as used in this Agreement, includes the rules and regulations of the Commission promulgated thereunder).

(d)  SEC Filings.  The Annual Report of the Company on Form 10-K for the year ended December 31, 2006 filed by the Company with the Commission (including the portions of the Company’s proxy statement incorporated by reference therein) as supplemented by each Quarterly Report of the Company on Form 10-Q, each Current Report of the Company on Form 8-K filed or to be filed by the Company with the Commission since January 1, 2007, but not including any Current Reports on Form 8-K furnished to the Commission pursuant to Item 7.01 or Item 2.02 (or any comparable provisions adopted by the Commission) of Form 8-K (collectively, the “SEC Filings”), do not include an untrue statement of any material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)  The Offering Memorandum.  If delivered by the Company to the Initial Purchaser, the Offering Memorandum shall not, on the date of its delivery or thereafter through the completion of the Initial Purchaser’s placement of the Shares, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation, warranty and agreement shall not apply to any statements in, or omissions from, the Offering Memorandum made in reliance upon and in conformity with information furnished in writing to the Company by the Initial Purchaser expressly for inclusion in the Offering Memorandum or any amendment or supplement thereto.  The Company has not distributed and will not distribute, prior to the earlier of the Redemption Date (as defined in the Statement) and the completion of the Initial Purchaser’s placement of the Shares, any offering material in connection with the offering and sale of the Shares other than the Offering Memorandum.

(f)  Incorporated Documents.  If delivered by the Company to the Initial Purchaser, the Offering Memorandum shall incorporate by reference those filings by the Company pursuant to the Exchange Act that would be permitted to be incorporated by reference in a Registration Statement on Form S-3 filed by the Company pursuant to the Securities Act.  Any documents that are incorporated or deemed to be incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the Commission (collectively, the “Incorporated Documents”) complied and will comply in all material respects with the requirements of the Exchange Act and, when read together with the other information in the Offering Memorandum, do not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The foregoing representation and warranties in this Section 2(B)(f) shall not apply to any statements or omissions made in reliance on and in conformity with information relating to the Initial Purchaser furnished in writing to the Company by the Initial Purchaser expressly for inclusion in the Offering Memorandum or any amendment or supplement thereto;

(g)  The Company is a real estate investment trust duly formed and validly existing under the laws of the State of Texas, with full power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Filings; the Company is duly qualified to transact business and is in good standing in each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction, and holds all authorizations, approvals, orders, licenses, certificates and permits from all governmental authorities which are material to the conduct of its business.

(h)  Each subsidiary of the Company has been duly formed and is validly existing as a corporation, trust, partnership, limited partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation, has full power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Filings and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a material adverse effect or a prospective material adverse effect, on the condition, financial or otherwise, or the earnings or business affairs of the Company and its subsidiaries considered as one enterprise; all of the issued and outstanding capital stock or other ownership interests of each such subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

(i)  Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the SEC Filings any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the SEC Filings; and, since the respective dates as of which information is given in the SEC Filings, there has not been any change in the consolidated capital shares of the Company (except for issuances of the Company’s common shares of beneficial interest pursuant to the Company’s employee benefit and shares option plans, the Company’s Dividend Reinvestment and Share Purchase Plan and exchanges of operating partnership units) or any material change in the consolidated debt of the Company or any of its subsidiaries or any material decrease in consolidated net current assets or net assets or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the SEC Filings, and there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business.

(j)  This Agreement has been duly and validly authorized, executed and delivered by the Company.

(k)  The Company has an authorized capitalization as set forth in or incorporated by reference in the SEC Filings, and all of the issued capital shares of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.

(l)  The Series G Preferred Shares and the Shares have been duly and validly authorized, and, when the Series G Preferred Shares are issued and delivered pursuant to this Agreement, and when the Series G Preferred Shares have been deposited by the Company with the Depositary in accordance with the provisions of the Deposit Agreement, and the Depositary Receipts have been issued and delivered by the Depositary and paid for by the Initial Purchaser pursuant to this Agreement, such Series G Preferred Shares will be duly and validly issued and fully paid and non-assessable.

(m)  If applicable, upon execution and delivery thereof pursuant to the terms of the Deposit Agreement, the persons in whose names the Depositary Receipts are registered will be entitled to the rights specified therein and in the Deposit Agreement, subject to (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

(n)  The issue and sale of the Series G Preferred Shares and the compliance by the Company with all of the provisions of this Agreement and the Deposit Agreement, and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the declaration of trust or by-laws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Series G Preferred Shares or the consummation by the Company of the transactions contemplated by this Agreement or the Deposit Agreement, except such as have been, or will have been prior to the Closing Date, obtained under the Securities Act.

(o)  Neither the Company nor any of its subsidiaries is in violation of its declaration of trust, charter or other governing instrument, as applicable, or by-laws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or its properties may be bound.

(p)  Other than as set forth in the SEC Filings, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the current or future consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(q)  The consolidated financial statements together with related notes and schedules as set forth or incorporated by reference in the SEC Filings present fairly the financial position and the results of operations of the Company and its subsidiaries at the indicated dates and for the indicated periods.  Except as otherwise stated in the SEC Filings, such financial statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis; and the supporting schedules included in the SEC Filings present fairly the information required to be stated therein.

(r)  The Company and its subsidiaries have good and marketable title to all real property and interests in its real property and good and marketable title to all its personal property, in each case free and clear of all pledges, liens, encumbrances, claims, security interests and defects, except as are described in the SEC Filings and except for property owned in the joint ventures, partnerships and bankruptcy-remote subsidiaries set forth in Exhibit B hereto or such as do not materially affect the value of such property and interests in the aggregate and do not interfere with the use made and proposed to be made of such property and interests by the Company and its subsidiaries taken as a whole; in the case of real property and interests in real property, the Company and its subsidiaries have obtained satisfactory confirmation (consisting of policies of title insurance or binders therefor or opinions of counsel based upon the examination of abstracts) confirming, except as is otherwise described in the SEC Filings, (a) that the Company and its subsidiaries have the foregoing title to such real property and interests in real property; provided, however, that in those cases in which such information is not current, the Company and its subsidiaries do not have notice of any material claim of any sort which has been asserted by anyone adverse to the Company’s or its subsidiaries challenging the Company’s or its subsidiaries’ title to such real property and interests in real property, and (b) that the instruments securing the indebtedness of third parties to the Company or its subsidiaries create valid liens upon the real properties described in such instruments enjoying the priorities intended, subject only to exceptions to title which have no materially adverse effect on the value of such real properties and interests; and any real property and buildings held under lease by the Company or its subsidiaries or leased by the Company or its subsidiaries to a third party are held or leased by them under valid, binding and enforceable leases conforming to the description thereof set forth in the SEC Filings, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or its subsidiaries or such third party.

(s)  The Company and its subsidiaries have filed all federal, state, local and foreign income tax returns which have been required to be filed on or before the due date (taking into account all extensions of time to file) and have paid or provided for all taxes indicated by said returns and all assessments received by them to the extent that taxes have become due.

(t)  With respect to all tax periods regarding which the Internal Revenue Service is or will be entitled to assert any claim, the Company has met the requirements for qualification as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s present and contemplated operations, assets and income continue to meet such requirements.

(u)  The Company is not and, after giving effect to the offering and sale of the Series G Preferred Shares, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act.

(v)  Deloitte & Touche llp (the “Accountants”), who have audited certain financial statements of the Company and its subsidiaries filed with the Commission as part of, or incorporated by reference in, the SEC Filings, and have audited the Company’s internal control over financial reporting and management’s assessment thereof are independent public accountants as required by the Securities Act and the rules and regulations of the Commission promulgated thereunder and the Public Company Accounting Oversight Board (United States).

(w)  Although the Company is aware of the presence of hazardous substances, hazardous materials, toxic substances or waste materials (“Hazardous Materials”) on certain of its properties, nothing has come to the attention of the Company which, at this time, would lead the Company to believe that the presence of such Hazardous Materials, when considered in the aggregate, would materially and adversely affect the financial condition of the Company.  In connection with the construction on or operation and use of the properties owned or leased by the Company or any of its subsidiaries, the Company represents that, as of the date of this Agreement, it has no knowledge of any material failure by the Company or any of its subsidiaries to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

(x)  The Company and its subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect.

(y)  The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) that (A) are designed to ensure that material information relating to the Company, including its subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, particularly during the periods in which the filings made by the Company with the Commission which it may make under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are being prepared, (B) have been evaluated by the Chief Executive Officer and Chief Financial Officer for effectiveness as of a date within 90 days prior to the filing of the Company’s most recent annual report filed with the Commission, and (C) are effective to perform the functions for which they were established.  The Company’s independent accountants and the audit committee of the board of trust managers of the Company have been advised of (x) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls.  Any material weaknesses in internal controls has been identified for the Company’s independent accountants.  Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(z)  No Limits on Redemption of Shares.  The redemption by the Company of the Shares in accordance with the Declaration would not constitute a breach or violation of, or a default under, or conflict with, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets of the Company or any of its subsidiaries pursuant to the terms or provisions of the Declaration or Bylaws of the Company, the declaration or certificate of incorporation or bylaws or partnership agreement or operating agreement of any of the subsidiaries or any material contract, lease or other instrument to which the Company or any of the subsidiaries is a party or by which any of their property may be bound or any judgment, ruling, decree, order, law, statute, rule or regulation of any court or other governmental agency or body applicable to the business or properties of the Company or any of the subsidiaries.

(aa)  Certificates and Documents.  Any certificate or other document signed by any officer or authorized representative of the Company or any subsidiary, and delivered to the Initial Purchaser or to counsel for the Initial Purchaser in connection with the sale of the Shares shall be deemed a representation and warranty by such entity, as the case may be, to the Initial Purchaser as to the matters covered thereby.

(bb)  No Brokers.  There are no contracts, agreements or understandings between the Company or any of its subsidiaries and any person that would give rise to a valid claim against the Company or the Initial Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the offering, issuance and sale of the Shares, other than the fee payable to the Initial Purchaser pursuant to this Agreement.

Section 3.  Additional Covenants of the Company.  The Company further covenants and agrees with the Initial Purchaser as follows:

(a)  Future Reports to the Initial Purchaser.  For so long as the Shares are outstanding and are held by the Initial Purchaser, the Company shall furnish to Wachovia Investment Holdings, LLC at the address set forth below as soon as available, copies of any report or communication of the Company mailed generally to holders of its capital shares or debt instruments, except for any such reports or communications available through the Commission’s EDGAR system.

(b)  No Integration.  The Company agrees that it shall not make any offer or sale of securities if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render unavailable

(for the purpose of (i) the sale of the Shares by the Company to the Initial Purchaser or (ii) the resale of the Shares by the Initial Purchaser to Subsequent Purchasers) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof, including the provisions of Regulation D under the Securities Act, or by Rule 144A thereunder or otherwise.

(c)  Due Diligence.  In connection with the original placement of the Shares, from the date hereof to the Closing Date, the Company agrees that the Initial Purchaser and counsel for the Initial Purchaser shall have the right to make reasonable inquiries into the business of the Company, and the Company also agrees to provide answers to such inquiries (to the extent that such information is available or can be acquired and made available without extraordinary effort or expense and to the extent the provision thereof is not prohibited by applicable law).

(d)  Investment Company Act.  The Company agrees to take such steps as shall be necessary to ensure that neither the Company nor any subsidiary shall become an “investment company” within the meaning of such term under the Investment Company Act.

(e)  Payment of Company Expenses.  The Company agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations under this Agreement and in connection with the transactions contemplated by this Agreement and by the Offering Memorandum, including, without limitation, (i) all expenses incident to the issuance and delivery of the Shares (including all printing and engraving costs), (ii) all fees and expenses of the registrar and transfer agent of the Shares, (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Shares to the Initial Purchaser, (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors, (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Offering Memorandum (including financial statements), and all amendments and supplements thereto, (vi) all filing fees, attorneys’ fees and expenses reasonably incurred by the Company or the Initial Purchaser in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Shares for offer and sale or placement, as the case may be, under the Blue Sky laws and, if requested by the Initial Purchaser, preparing and printing a “Blue Sky Survey” or memorandum, and any supplements thereto, provided that in the case of the Initial Purchaser, such filing fees, attorneys’ fees and expenses shall not exceed $10,000, and (vii) the fees payable in connection with the inclusion of the Shares in The PORTAL Market (as hereinafter defined).  Except as provided in this Section 3(e), Section 6 and Section 9 of this Agreement, the Initial Purchaser shall pay its own expenses.

(f)  Registration Rights Agreement.  Unless the Shares have been redeemed, no later than September 25, 2008, the Company shall authorize the execution, delivery and performance of the Registration Rights Agreement (including provisions for Registration Default liquidated damages similar to those set forth in Section 7(A)(e) of this Agreement).

(g)  No Limits on Redemption of Shares.  The Company will not, and will cause its subsidiaries not to, amend the Declaration or Bylaws of the Company, the declaration of trust or certificate of incorporation or bylaws or partnership agreement or operating agreement of any of the subsidiaries or amend or enter into any contract, lease or other instrument or suffer to exist any judgment, ruling, decree, or order of any court or other governmental agency or body applicable to the Company or any of its subsidiaries that would prohibit or restrict in any material manner the ability of the Company to redeem the Shares.

The Initial Purchaser may, in its sole discretion, but shall not be required to, waive in writing the performance by the Company of any one or more of the foregoing covenants or extend the time for their performance.

Section 4.  Appointment of Wachovia Investment Holdings, LLC, as Initial Dividend Rate Calculation Agent.  The initial Dividend Rate Calculation Agent under the Statement of Designation for the Company is appointed as follows:

(a)  Appointment of Calculation Agent.  Upon the terms and subject to the conditions set forth in this Section 4, effective from and after each Closing, the Company hereby appoints Wachovia Investment Holdings, LLC as its Dividend Rate Calculation Agent under the Statement (in such capacity, the “Calculation Agent”), and Wachovia Investment Holdings, LLC hereby accepts such appointment.

(b)  Duties of Calculation Agent.  In acting under this Section 4, the Calculation Agent shall be obligated to perform only such duties as are set forth specifically herein and in the Statement as duties of the Dividend Rate Calculation Agent.  In acting under this Agreement, the Calculation Agent (in its capacity as such) assumes no obligation towards, or any relationship of agency or trust for or with, the holders of the Shares.

(c)  Expenses.  The Company shall reimburse the Calculation Agent for all reasonable expenses, disbursements and advances incurred or made by the Calculation Agent in connection with the services rendered by it as Calculation Agent under this Agreement (including reasonable legal fees and expenses) upon receiving an accounting therefor from the Calculation Agent; provided, however, until March 25, 2008, the Calculation Agent shall pay its expenses incurred in its role as Calculation Agent.

(d)  Rights and Liabilities of Calculation Agent.  The Calculation Agent shall incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication reasonably believed by it to be genuine and correct.  Any certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication from the Company made or given by it and sent, delivered or directed to the Calculation Agent under, pursuant to or as permitted by any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by any officer of the Company.  The Calculation Agent may consult with counsel satisfactory to it and, as to legal matters,  the opinion of such counsel shall constitute full and complete authorization and protection of the Calculation Agent with respect to any action taken, omitted to be taken or suffered by it hereunder in good faith and in accordance with and in reliance upon the opinion of such counsel.

(e)  Right of Calculation Agent to Own Shares.  The Calculation Agent may act as Calculation Agent and it and its officers, employees and shareholders may become owners of, or acquire any interest in, Series G Preferred Shares, with the same rights as if the Calculation Agent were not the Calculation Agent, and may engage in, or have an interest in, any financial or other transaction with the Company or any of its affiliates as if the Calculation Agent were not the Calculation Agent hereunder.

(f)  Termination, Resignation or Removal of Calculation Agent.  Wachovia Investment Holdings, LLC may at any time terminate its agreement to act as Calculation Agent by giving no less than 90 days’ written notice to the Company (which notice shall specify the date or event upon which such termination is to become effective) unless (i) the Company consents in writing to a shorter time or (ii) such termination is in connection with the sale of the Shares to a party not affiliated with the Initial Purchaser, in which case only 30 days’ prior written notice shall be required.  The Company may terminate its appointment of Wachovia Investment Holdings, LLC as Calculation Agent at any time by giving written notice to Wachovia Investment Holdings, LLC and specifying the date on which the termination shall become effective; provided, however, that no termination by the Calculation Agent or by the Company shall become effective prior to the date of the appointment of a successor Calculation Agent by the Company as provided in Section 4(g) hereof and the acceptance of such appointment by such successor Calculation Agent.  Upon the receipt of written notice from Wachovia Investment Holdings, LLC that it will terminate its agreement to act as Calculation Agent, the Company shall use its reasonable best efforts to appoint a successor Calculation Agent within fifteen (15) days.  If an instrument of acceptance by a successor Calculation Agent shall not have been delivered to the resigning or terminated Calculation Agent within 30 days after the giving of such notice of resignation and the Company shall not have informed the Calculation Agent that it does not intend to appoint a successor Calculation Agent, the resigning Calculation Agent may petition any court of competent jurisdiction for the appointment of a successor Calculation Agent.  Upon termination by either party pursuant to the provisions of this Section 4(f), the Calculation Agent with respect to which this Agreement has been terminated shall be entitled to the reimbursement of all reasonable expenses, disbursements and advances incurred in connection with the services rendered by it hereunder, as provided by Section 4(c) hereof.

(g)  Appointment of Successor Calculation Agent.  Any successor Calculation Agent appointed by the Company shall execute and deliver to the Calculation Agent and to the Company an instrument accepting such appointment, and thereupon such successor Calculation Agent shall, without any further act or instrument, become vested with all the rights, immunities, duties and obligations of the Calculation Agent, with like effect as if originally named as Calculation Agent hereunder, and the Calculation Agent shall thereupon be obligated to transfer and deliver, and such successor Calculation Agent shall be entitled to receive and accept copies of any available records maintained by the Calculation Agent in connection with the performance of its obligations hereunder.

(h)  Indemnification.  The Company shall indemnify and hold harmless the Calculation Agent and its officers and employees from and against all actions claims, damages, liabilities, losses and expenses (including reasonable legal fees and expenses) relating to or arising out of actions or omissions in its capacity as Calculation Agent, except actions, claims, damages, liabilities, losses and expenses caused by the gross negligence or willful misconduct of the Calculation Agent or its officers or employees.  The indemnification provided by this Section 4(g) shall survive the redemption or exchange of the Shares and the termination of this Agreement.  The Company will not be liable for any settlement of any action or claim effected without its written consent.

(i)  Merger, Consolidation or Sale of Business by Calculation Agent.  Any corporation into which the Calculation Agent may be merged, converted or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent may be a party, or any corporation to which the Calculation Agent may sell or otherwise transfer all or substantially all of its corporate trust business shall, to the extent permitted by applicable law, become the Calculation Agent under this Agreement without the execution of any document or any further act by the parties hereto.

(j)  Consequential Damages.  In no event shall the Calculation Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Calculation Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 5.  Conditions to Closing

(A)  Conditions to the Obligations of the Initial Purchaser.  The obligations of the Initial Purchaser to purchase and pay for the Shares as provided in this Agreement on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company as of the date of this Agreement and the Closing Date, as though then made, and to the timely performance by the Company of its covenants and other obligations under this Agreement to be performed at or prior to such date, and to each of the following additional conditions:

(a)  Opinions of Company Counsel.  On the Closing Date, the Initial Purchaser shall have received the opinion of Locke Liddell & Sapp PLLC, securities and tax counsel for the Company, dated the Closing Date, in form and substance satisfactory to the Initial Purchaser.

(b)  Company Certificate.  On the Closing Date the Initial Purchaser shall have received from the Company a certificate, dated the date of its delivery, signed by two officers of the Company holding the offices of (x) Chief Executive Officer and (y) Chief Financial Officer, or superior officers, in form and substance satisfactory to the Initial Purchaser, to the effect that:

(i)  Either no request for information regarding the Shares or this private placement on the part of the staff of the Commission or any state “Blue Sky” authorities has been received, or if any such request has been received, it has been complied with to the satisfaction of the staff of the Commission or such authorities;

(ii)  Each signer of such certificate has carefully examined the SEC Filings and, as of the date of such certificate, the SEC Filings do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.  All documents required to be filed under the Exchange Act since January 1, 2007 have been filed as required;

(iii)  Each of the representations and warranties of the Company contained in this Agreement was, when originally made, and is, at the time such certificate is delivered, true and correct;

(iv)  Each of the covenants required to be performed by the Company herein on or prior to the delivery of such certificate has been duly, timely and fully performed in all material respects, and each condition herein required to be complied with by the Company on or prior to the date of such certificate has been duly, timely and fully complied with;

(v)  Except as set forth in the SEC Filings, as contemplated by this Agreement and the transactions referred to herein and as relating to or resulting from the issuance of the Company’s Series G Preferred Shares for the period from and after the date of this Agreement through the date of such certificate, (A) the Company and its subsidiaries, taken as a whole, have not incurred any liabilities or obligations, direct or contingent, or entered into any transactions (other than, in each case, in the ordinary course of business consistent with past practice), that are material to the Company and its subsidiaries, taken as a whole, (B) there has not been any material change in the shares of beneficial interest, total debt of the Company and (C) there has not been any material adverse change, or any development involving a prospective material adverse change, in the financial condition, business, prospects, net worth or results of operations of the Company and its subsidiaries, taken as a whole.

(c)  Other Documents.  At the Closing, counsel to the Initial Purchaser shall have been furnished with such other documents as such counsel may reasonably require in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, contained in this Agreement; and all proceedings taken by the Company in connection with the issuance and sale of the Shares as contemplated in this Agreement shall be satisfactory in form and substance to the Initial Purchaser and to counsel to the Initial Purchaser.

(d)  No Unmet Commission Requests.  Any request for additional information on the part of the staff of the Commission or any state securities authorities regarding the Shares or this private placement shall have been complied with to the satisfaction of the staff of the Commission or such authorities.

(e)  No Material Adverse Change.  Except as set forth in the SEC Filings, as contemplated by this Agreement and the transactions referred to herein and as relating to or resulting from the issuance of the Company’s Series G Preferred Shares since the date of this Agreement, (i) the Company and its subsidiaries, taken as a whole, shall not have incurred any liabilities or obligations, direct or contingent, or entered into any transactions (other than, in each case, in the ordinary course of business consistent with past practice), that are material to the Company and its subsidiaries taken as a whole, and (ii) there shall not have occurred any material change in the shares of beneficial interest, total debt of the Company, (iii) there shall not have occurred any material adverse change, or any development involving a prospective material adverse change, in the financial condition, business, prospects, net worth or results of operations of the Company and its subsidiaries, taken as a whole, and (iv) neither the Company nor any of its subsidiaries shall have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty not covered by insurance if, in the reasonable judgment of the Initial Purchaser, any such loss or interference causes a material adverse effect.

(f)  No Material Litigation Commenced.  Since the respective dates as of which information is given in the SEC Filings, there shall have been no litigation or other proceeding instituted against the Company or any of its subsidiaries or any of their respective officers, directors or trust managers in their capacities as such, before or by any Federal, state or local court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, in which litigation or proceeding an unfavorable ruling, decision or finding would be reasonably expected to result in a material adverse effect.

All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Initial Purchaser and its counsel.  If any condition specified in this Section 5(A) shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Initial Purchaser by notice to the Company at any time, and any such termination shall be without liability of any party to any other party, except that the indemnity and contribution agreements set forth in Section 4(h) and Section 9 hereof, the provisions concerning payment of expenses under Section 3(e), and Section 6 and the provisions relating to governing law shall remain in effect.

(B)  Conditions to the Obligations of the Company.

(a)  The obligations of the Company to sell the Shares as provided in this Agreement on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Initial Purchaser as of the date of this Agreement and as of such Closing Date, as though then made, and to the timely performance by the Initial Purchaser of its covenants and other obligations under this Agreement to be performed at or prior to such date, and to the condition that there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing, or any litigation seeking to prevent or interfere with, the consummation of any of the transactions contemplated by this Agreement.

(b)  If any condition specified in this Section 5(B) shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Company by notice to the Initial Purchaser at any time and any such termination shall be without liability of any party to any other party, except that the indemnity and contribution agreements set forth in Section 4(h) and Section 9 hereof, the provisions concerning payment of expenses under Section 3(e) and Section 6 and the provisions relating to governing law shall remain in effect.

Section 6.  Reimbursement of Initial Purchaser’s Expenses.  The Company agrees to pay the reasonable fees and expenses of counsel to the Initial Purchaser in connection with all of the transactions contemplated herein.  In addition, if the sale to the Initial Purchaser of the Shares on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Company to perform any agreement herein or to comply with any provision of this Agreement, the Company agrees to reimburse the Initial Purchaser upon demand for all reasonable out-of-pocket expenses that shall have been incurred by the Initial Purchaser in connection with the proposed purchase and the offering and sale of the Shares to have been delivered at such Closing Date, including, but not limited to, fees and disbursements of advisors, travel expenses, postage, facsimile and telephone charges.

Section 7.  Contingent Obligations of the Company if the Company Fails to Issue a Redemption Notice for the Shares by August 25, 2008.  If by 5:00 p.m. New York time on August 25, 2008 the Company has not delivered to the Initial Purchaser an irrevocable notice of redemption of all of the Shares with a Redemption Date on or before September 25, 2008, then the Company shall be obligated as set forth below in this Section 7; provided, however, that each and every such obligation shall terminate upon the redemption of all the Series G Preferred Shares by the Company; provided further, however, that such termination shall not relieve the Company from any liability for damages suffered by the Initial Purchaser as a result of any breach of such obligations by the Company prior to such termination.  Time shall be of the essence with respect to the Company’s compliance with the deadlines set forth in this Section 7.

(A)  Creating a Marketable Security.

(a)  Additional Issuer Information.  In order to render the Shares eligible for resale pursuant to Rule 144A under the Securities Act for the benefit of holders and beneficial owners from time to time of the Shares, the Company shall furnish at its expense upon request, while any of the Shares remain outstanding, to any holder of Shares or prospective purchasers of Shares the information specified in Rule 144A(d)(4) (such information, whether made available to holders or prospective purchasers or furnished to the Commission, is herein referred to as “Additional Issuer Information”), unless the Company is then subject to Section 13 or 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) of the Exchange Act.

(b)  Offering Memorandum.  The Company shall prepare an Offering Memorandum of the sort customary in Rule 144A offerings (including all disclosures required by Rule 144A) for use by the Initial Purchaser in connection with resale of the Shares to Subsequent Purchasers, which shall be in final form no later than September 25, 2008.  The Offering Memorandum shall also disclose the REIT-related transfer limitations referred to in Section 1(e) of this Agreement and other restrictions on transfer contained in the Declaration.  The Company agrees to furnish to the Initial Purchaser, without charge, as many copies of the Offering Memorandum and any amendments and supplements thereto as the Initial Purchaser shall reasonably request from time to time for use in connection with resales of the Shares.

(c)  Resale Shelf Registration Statement.  If the Shares have not been redeemed, the Company shall, no later than September 25, 2008, file with the Commission the Resale Shelf Registration Statement, including a prospectus for use by the holders of the Shares, as selling shareholders of their Shares, and shall use its reasonable best efforts to have the Resale Shelf Registration Statement and a companion Form 8-A registration statement, if any, for the Shares declared effective no later October 27, 2008 and thereafter to keep such registrations continuously effective with respect to the Shares other than (i) Shares that have been exchanged or disposed of pursuant to the Resale Shelf Registration Statement, (ii)  Shares that are eligible to be sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the Securities Act and

(iii)  Shares that have ceased to be outstanding.  To the extent they are eligible, the Company shall use its reasonable best efforts to list the Shares on the New York Stock Exchange (“NYSE”) commencing upon the effective date of such Form 8-A.

(d)  Registration Rights Agreement.  The Company shall in good faith negotiate with the Initial Purchaser and no later than September 25, 2008 shall sign the Registration Rights Agreement for the benefit of the holders of the Shares from time to time.  The Registration Rights Agreement may provide additional terms regarding the Resale Shelf Registration Statement.  The Registration Rights Agreement shall require the Company, upon the request of 20% in interest of the holders of the Shares, to file a demand registration statement (the “Demand Registration Statement” and, together with the Resale Registration Statement, the “Registration Statements”) in connection with an underwritten offering of the Shares, provided that the Company shall not be required to file more than one such demand registration.  In such underwritten offering, the Company and the Initial Purchaser shall cause its officers, attorneys and auditors to supply customary certificates, opinions and comfort letters at the closing.  The Registration Rights Agreement shall include customary indemnification and contribution agreements by each the Company and the Initial Purchaser for the benefit of each other under both Registration Statements.

(e)  Liquidated Damages.  If the Shares have not been redeemed and (i) the Resale Shelf Registration Statement has not been filed with the Commission by September 25, 2008, (ii) by October 27, 2008 such Resale Shelf Registration Statement has not been declared effective by the Commission, or (iii) after the Resale Shelf Registration Statement has been declared effective, it ceases to be effective or otherwise becomes unusable by the holders of Shares who are selling shareholders thereunder for any reason, and the aggregate number of calendar days in any consecutive twelve (12) month period for which the Resale Shelf Registration Statement shall not be usable exceeds 30 days in the aggregate (each such event referred to in clauses (i) through (iii), inclusive, a “Registration Default”), a cash payment which the Company acknowledges shall constitute liquidated damages for any such Registration Default (a “Default Payment”) shall be payable quarterly in arrears on each Dividend Payment Date (as defined in the Statement) to all record holders of the Shares other than (i) shares that have been exchanged or disposed of pursuant to the Resale Shelf Registration Statement, (ii)  Shares that are eligible to be sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the Securities Act and (iii)  Shares that have ceased to be outstanding (in addition to any regular distribution accruing or payable on such Shares) and will accrue beginning on (and including) the date on which any such Registration Default shall occur and ending on (but excluding) the date on which all Registration Defaults have been cured.  Default Payments shall accrue at a rate of $0.25 (equivalent to 1.00% of the $25.00 liquidation preference) per annum per Share.  The Company shall cause the Default Payments to be paid on the regular Dividend Payment Date, whether or not the Company shall have declared a dividend or other distribution on the Shares for such quarter.

The parties to this Agreement agree that the record holders of the Shares may suffer damages in the event that a Registration Default has occurred and is continuing, and that it would not be possible to ascertain the amount of such damages.  The parties to this Agreement further agree that the Default Payments shall be liquidated damages provided for in this Section 7(A)(e) of this Agreement and constitute a reasonable estimate of the damages that may be incurred by the holders by reason of a Registration Default.

(f)  DTC Eligibility.  No later than September 25, 2008, the Company shall cause the Shares to be eligible for clearance and settlement through the facilities of The Depository Trust Company, including, if necessary and to the extent appropriate for a security intended to be traded under Rule 144A and to the extent allowed by applicable law, removal of the legends referred to in Section 2(A)(h).

(g)  PORTAL Market Inclusion.  Upon the request of the Initial Purchaser, the Company shall use its reasonable best efforts to cause the Shares to be eligible for trading in the Private Offering, Resales and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc. (the “PORTAL Market”).

(h)  Ratings.  The Company shall use its commercially reasonable efforts to cause the Rating Agencies to issue ratings with respect to the Shares not later than September 25, 2008, or as soon thereafter as practicable.

(i)  Initial Purchaser’s Review of Final Offering Memorandum and Proposed Amendments and Supplements.  Prior to the delivery of any proposed Offering Memorandum or any proposed amendment or supplement thereto by the Company to the Initial Purchaser, the Company shall furnish to the Initial Purchaser for review a copy of such proposed Offering Memorandum or proposed amendment or supplement thereto, as the case may be, prior to printing such Offering Memorandum or any such amendment or supplement thereto, and the Company shall not print the Offering Memorandum or issue any proposed amendment or supplement containing any provision to which the Initial Purchaser or its counsel reasonably objects (with reasonable prior notice in writing to the Company).

(j)  Amendments and Supplements to the Offering Memorandum, Registration Statements and Other Securities Law Matters.

(i)  If, prior to the completion of the placement of the Shares by the Initial Purchaser with the Subsequent Purchasers, any event shall have occurred or condition exists as a result of which the Offering Memorandum or either Registration Statement, in each case as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such document is delivered, not misleading, or if in the reasonable opinion of counsel for the Initial Purchaser it is otherwise necessary to amend or supplement the Offering Memorandum or either Registration Statement to comply with applicable law, the Company agrees promptly to prepare (subject to this Section 7(A)), file with the Commission (with respect to any Registration Statement amendment or any documents incorporated by reference) and furnish at its own expense to the Initial Purchaser, such number of copies of amendments or supplements to the Offering Memorandum or a Registration Statement, as the case may be, as are reasonably requested by the Initial Purchaser containing such information as is necessary so that the statements therein as so amended or supplemented will not, in the light of the circumstances when such document is delivered to a purchaser, be misleading or so that such document, as amended or supplemented, will comply with applicable law.

(ii)  Following the effectiveness of either Registration Statement and for so long as the Shares are outstanding if, in the judgment of the Initial Purchaser, the Initial Purchaser or any of its Affiliates is required to deliver a prospectus in connection with sales of, or market-making activities with respect to, the Shares, the Company agrees (A) periodically to amend the applicable Registration Statement so that the information contained therein complies with the requirements of Section 10(a) of the Securities Act, (B) to amend the applicable registration statement or supplement the related prospectus or the documents incorporated therein when necessary to reflect any material changes in the information provided therein so that the registration statement and the prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing as of the date the prospectus is so delivered, not misleading and (C) to provide the Initial Purchaser with copies of each amendment or supplement filed and such other documents as the Initial Purchaser may reasonably request.

(iii)  The Company hereby expressly acknowledges that the indemnification and contribution provisions of Section 9 of this Agreement are specifically applicable and relate to each offering memorandum, registration statement, prospectus, amendment or supplement referred to in this Section 7(A).

(k)  Blue Sky Compliance.  The Company (i) shall cooperate with the Initial Purchaser and counsel for the Initial Purchaser to qualify or register the

Shares for sale under (or obtain exemptions from the application of) the Blue Sky or state or other securities laws of those jurisdictions (both domestic and foreign) as may be designated by the Initial Purchaser or its counsel, (ii) shall comply with such laws and (iii) shall continue such qualifications, registrations and exemptions in effect so long as required for the Initial Purchaser’s placement of the Shares to the Subsequent Purchasers; provided, however, that the Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation; and provided, further, that the Company may require that offers and sales in one or more jurisdictions must be made through brokers licensed in that jurisdiction.  The Company will advise the Initial Purchaser promptly of its knowledge of the suspension of the qualification or registration of (or any such exemption relating to) the Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and, in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(l)  Exchange Act Filings.  Prior to the completion of the placement of the Shares by the Initial Purchaser with the Subsequent Purchasers, the Company shall file, on a timely basis, with the Commission and the NYSE all reports and documents required to be filed under Section 13 or 15(d) of the Exchange Act.

(B)  Offering Commencement Date/Customary Rule 144A Deliveries.  If the Company fails to redeem all the Shares on or before September 25, 2008, then the Company shall deliver, and shall cause its attorneys, accountants and officers, as applicable, to deliver the following documents to the Initial Purchaser at the offices of Hunton & Williams LLP, Richmond, Virginia no later than 5:00 p.m. New York time on September 25, 2008, (the “Offering Commencement Date”).

(a)  Opinions of Counsel.  On the Offering Commencement Date, the Initial Purchaser shall receive the corporate and federal income tax opinions of Locke Liddell & Sapp, securities and tax counsel for the Company, each dated the date of its delivery, in substantially the form set forth in Exhibit C.

(b)  Accountant’s Comfort Letter.  On the Offering Commencement Date, the Initial Purchaser shall receive from the Accountants (who shall be independent public accountants within the meaning of Regulation S-X under the Securities Act and the Exchange Act) a letter dated as of such date addressed to the Initial Purchaser, containing statements and information of the type ordinarily included in an accountants’ “comfort letter” to underwriters of public offerings, delivered according to Statement of Auditing Standards No. 72 (or any successor bulletin), with respect to the audited, unaudited and pro forma, if any, financial statements and certain financial information contained, or incorporated by reference, in the Offering Memorandum in form and substance reasonably satisfactory to the Initial Purchaser.

(c)  Officers’ Certificate.  On the Offering Commencement Date, the Initial Purchaser shall receive from the Company a certificate, dated the date of its delivery, signed by each of the Chief Executive Officer and the Chief Financial Officer of the Company, in form and substance satisfactory to the Initial Purchaser, to the effect that:

(i)  Any request for information regarding the Shares or the Rule 144A offering on the part of the staff of the Commission or any such authorities has been complied with to the satisfaction of the staff of the Commission or such authorities;

(ii)  Each signer of such certificate has carefully examined the Offering Memorandum (which term includes the Incorporated Documents) and (A) as of the date of such certificate, such documents, taken together, do not include an untrue statement of any material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (B) no event has occurred as a result of which it would be necessary to amend or supplement the Offering Memorandum in order to make the statements therein not untrue or misleading in any material respect.  All documents required to be filed under the Exchange Act since January 1, 2007 have been filed as required;

(iii)  Each of the representations and warranties of the Company contained in this Agreement was, when originally made, and is, at the time such certificate is delivered, true and correct in all material respects;

(iv)  Each of the covenants required to be performed by the Company herein on or prior to the delivery of such certificate has been duly, timely and fully performed in all material respects, and each condition herein required to be complied with by the Company on or prior to the date of such certificate has been duly, timely and fully complied with;

(v)  Except as set forth in the SEC Filings, as contemplated by this Agreement and the transactions referred to herein and as relating to or resulting from the issuance of the Company’s Series G Preferred Shares for the period from and after the date of this Agreement through the date of such certificate, (A) the Company and its subsidiaries, taken as a whole, have not incurred any liabilities or obligations, direct or contingent, or entered into any transactions (other than, in each case, in the ordinary course of business consistent with past practice), that are material to the Company and its subsidiaries, taken as a whole, (B) there has not occurred any material change in the shares of beneficial interest, total debt of the Company and (C) there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the financial condition, business, prospects, net worth or results of operations of the Company and its subsidiaries, taken as a whole.

(vi)  Other Documents.  On the Offering Commencement Date, counsel to the Initial Purchaser shall be furnished with such other documents as such counsel may reasonably require in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, contained in this Agreement.

All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Initial Purchaser and its counsel.  The Initial Purchaser may, in its sole discretion, but shall not be required to, waive in writing the performance by the Company of any one or more of the foregoing covenants or extend the time for their performance.

Section 8.  Offer, Sale and Resale Procedures.  The Initial Purchaser and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Shares:

(a)  Offers and Sales only to Qualified Institutional Buyers or Institutional Accredited Investors.  Offers and sales of the Shares will be made only by the Initial Purchaser or Affiliates thereof qualified or registered to do so in the jurisdictions in which such offers or sales are made.  Each such offer or sale shall be made only:

(i)  to persons whom the offeror or seller, or any person acting on behalf of them, reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Securities Act); or

(ii)  to a limited number of other institutional accredited investors (as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) that the offeror or seller reasonably believes to be and, with respect to sales and deliveries, that are Accredited Investors (“Institutional Accredited Investors”).

(b)  No General Solicitation.  The Shares will be offered by approaching prospective Subsequent Purchasers on an individual basis.  No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) will be used in connection with the offering of the Shares.

(c)  Purchases by Non-Bank Fiduciaries.  In the case of a non-bank Subsequent Purchaser of Shares acting as a fiduciary for one or more third parties,

in connection with an offer and sale to such purchaser pursuant to Section 8(a) above, each third party shall, in the reasonable judgment of the Initial Purchaser, be a Qualified Institutional Buyer.

(d)  Rule 144A Reliance and Restrictions on Transfer.  The Offering Memorandum shall make prospective offerees aware of the reliance by the offeror and/or seller on the exemption provided by Rule 144A and shall provide that investors that acquire any Shares shall be deemed to have agreed that such Shares may only be resold or otherwise transferred if such Shares are registered for sale under the Securities Act, or pursuant to an available exemption from the registration requirements of the Securities Act (including Rule 144A), or in a transaction not otherwise subject to the Securities Act.

(e)  No Liability of Initial Purchaser Following the Sale of the Shares.  Following the sale of the Shares by the Initial Purchaser to Subsequent Purchasers pursuant to the terms of this Agreement, the Initial Purchaser shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company including any losses, damages or liabilities under the Securities Act, arising from or relating to any subsequent resale or transfer of any Shares other than by the Initial Purchaser.

Section 9.  Indemnification and Contribution.

The Company agrees to indemnify and hold harmless the Initial Purchaser, its officers and directors, and each person, if any, who controls the Initial Purchaser within the meaning or either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including without limitation the legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted) caused by any untrue statement or alleged untrue statement of a material fact contained in any Offering Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use therein.  The foregoing indemnity agreement shall be in addition to any liability which the Company may otherwise have.

The Initial Purchaser agrees to indemnify and hold harmless the Company and the Company’s officers and trust managers and each person who controls the Company within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Initial Purchaser, but only with reference to information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in the Offering Memorandum or any amendment or supplement thereto.  Notwithstanding the preceding, in no case shall the Initial Purchaser be liable or responsible for any amount in excess of the fee specified in Section 1(d) received by such Initial Purchaser in connection with the purchase of the Shares pursuant to this Agreement.

If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Person”) in writing, and the Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary, (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person or (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred.  Any such separate firm for the Initial Purchaser and such control persons of Initial Purchaser shall be designated in writing by Wachovia Capital Markets, LLC and any such separate firm for the Company, their directors, their officers and such control persons of the Company or authorized representatives shall be designated in writing by the Company.  The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested an Indemnifying Person to reimburse the Indemnified Person for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Person agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such Indemnifying Person of the aforesaid request and (ii) such Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.  If it is ultimately determined that an Indemnified Person was not entitled to indemnification hereunder, such Indemnified Person shall be responsible for repaying or reimbursing the Indemnifying Person for any amounts so paid or incurred by such Indemnifying Person pursuant to this paragraph.  No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person.  In no event shall any Indemnifying Person have any liability or responsibility in respect of the settlement or compromise of, or consent to the entry of any judgment with respect to any pending or threatened action or claim effected without its prior written consent.

If the indemnification provided for in the first and second paragraphs of this Section 9 is unavailable or insufficient to hold harmless an Indemnified Person in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (a) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand from the offering of the Shares or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the Company on the one hand and the Initial Purchaser on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Initial Purchaser on the other shall be deemed to be in the same respective proportions as the net proceeds from the offering of such Shares (before deducting expenses other than fees payable pursuant to Section 1(d) herein) received by the Company and the total underwriting discounts and the commissions received by the Initial Purchaser bear to the aggregate public offering price of the Shares.  The relative fault of the Company on the one hand and the Initial Purchaser on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by the Initial Purchaser on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchaser agree that it would not be just and equitable if contribution  pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 9, in no event shall the Initial Purchaser be required to contribute any amount in excess of the fee, specified in Section 1(d), received by the Initial Purchaser in connection with the purchase of the Shares pursuant to this Agreement.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

The indemnity and contribution agreements contained in this Section 9 and the representations, warranties and covenants of the Company and the Initial Purchaser set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of the Initial Purchaser or any person controlling the Initial Purchaser or by or on behalf of the Company, its officers or directors or any other person controlling the Company and (c) acceptance of and payment for any of the Shares.

Section 10.  Representations and Agreements to Survive Delivery.  The agreements set forth in Section 6, Section 7, Section 8 and Section 9 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or any controlling person of the Initial Purchaser, or by or on behalf of the Company or of any of its subsidiaries, and shall survive delivery of and payment for the Shares.

Section 11.  Notices.  All notices or communications hereunder shall be in writing and shall be mailed, delivered or telecopied and confirmed (including confirmation by email if so indicated):

(a)  if to the Company, to:

Weingarten Realty Investors
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas  77292-4133
Attention:  Chief Executive Officer
Telecopy:  (713) 866-6072
E-mail:  dalexander@weingarten.com

with a copy to:

Locke Liddell & Sapp
2200 Ross Avenue,
Suite 2200
Dallas, Texas  75201-6776
Attention:  Gina Belts, Esq.
Telecopy:  (214) 740-8000
E-mail:  gbetts@lockeliddell.com

(b)  and if to the Initial Purchaser to:

Wachovia Investment Holdings, LLC
301 South College Street, DC-7
One Wachovia Center
Charlotte, North Carolina  28288
Attention:  Ms. Teresa Hee
Telecopy:  (704) 383-9165
E-Mail:  teresa.hee@wachovia.com

with a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia  23219-4074
Attention:  James S. Seevers, Jr., Esq.
Telecopy:  (804) 788-8200
E-Mail: jseevers@hunton.com

Any party to this Agreement may change such address for notices by sending to the other parties to this Agreement written notice of a new address for such purpose.

Section 12.  Parties.  This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser and the Company and their respective successors.  Nothing expressed or mentioned in this Agreement is intended, or shall be construed, to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers, trust managers and directors referred to in Section 4(h) and Section 9 hereof and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and respective successors and said controlling persons and officers, trust managers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Shares shall be deemed to be a successor by reason merely of such purchase.

Section 13.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 14.  Counterparts.  This Agreement may be executed in one or more counterparts, signature pages may be detached from such separately executed counterparts and reattached to other counterparts and, in each such case, the executed counterparts hereof shall constitute a single instrument.  Signature pages may be delivered by telecopy.

Section 15.  Enforceability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 16.  Waiver of Rights to Trial by Jury.  The Company and the Initial Purchaser each hereby irrevocably waive any right they may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or the transactions contemplated hereby.

Section 17.  Amendments and Modifications.  This Agreement may not be amended or otherwise modified or any provision hereof waived except by an instrument in writing signed by the Initial Purchaser and the Company.

[SIGNATURE PAGE FOLLOWS.]

If the foregoing correctly sets forth the understanding between the Company and the Initial Purchaser, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Initial Purchaser and the Company.

WEINGARTEN REALTY INVESTORS
By:	/s/ Stephen C. Richter
	Name:	Stephen C. Richter
	Title:	Executive VP/CFO

ACCEPTED as of the date first written above:
WACHOVIA INVESTMENT HOLDINGS, LLC
By:	/s/ Cathy Casey
Name:	Cathy Casey
Title	Managing Director

EXHIBIT A

State of Designations

[attached]

EXHIBIT B

Entity	Type	Ownership
AN/WRI DEVCO #1, Ltd. (3)	Limited Partnership	20%
AN/WRI Partnership, Ltd. (2)	Limited Partnership	20%
Cumberland Potranco Joint Venture (1)	Joint Venture	50%
Eastex Venture (1)	Joint Venture	50%
Fenton Market Place Venture (3)	Joint Venture	50%
GDC River Hill Tower, LLC (15)	Limited Liability Company	51%
GVR SPE I LLC (18)	Limited Liability Company	100%
Heritage HT #1, LLC (3)	Limited Liability Company	100%
Jacinto City, Ltd. (1)	Limited Partnership	50%
Main/O.S.T., Ltd. (1)	Limited Partnership	70%
Markham West Shopping Center, L.P. (1)	Limited Partnership	99.5%
NOBSIL, L.L.C. (3)	Limited Liability Company	75%
North Towne Plaza Joint Venture (1)	Joint Venture	75%
Northwest Hollister Venture (1)	Joint Venture	75%
Palm Coast Center, LLC (1)	Limited Liability Company	50%
Phelan Boulevard Venture (1)	Joint Venture	67%
RGC Starr Retail, Ltd. (3)	Limited Partnership	45%
Sheldon Center, Ltd. (1)	Limited Partnership	50%
South Loop-Long Wayside Company (1)	Joint Venture	50%
Strategic Retail Partners, L.L.C. (3)	Limited Liability Company	40%
Strategic Retail Partners II, L.L.C. (16)	Limited Liability Company	25%
SPM/WRI College Station, L.P. (3)	Limited Partnership	100%
SPM/WRI Rockwall, L.P. (3)	Limited Partnership	100%
S/W Albuquerque, L.P. (3)	Limited Partnership	100%
Utah-WRI Holdings, L.L.C. (12)	Limited Liability Company	20%
Weingarten – Fulton, LLC (1)	Limited Liability Company	81.3%
Weingarten 1815 S. 10th JV (1)	Joint Venture	50%
Weingarten Herndon Plaza JV (1)	Joint Venture	50%
Weingarten Hughes Waterford Venture (1)	Joint Venture	75%
Weingarten I-4 Clermont Landing TRS, LLC (1)	Limited Liability Company	55%
Weingarten I-4 Clermont Landing, LLC (1)	Limited Liability Company	55%
Weingarten Las Tiendas Joint Venture (1)	Joint Venture	50%
Weingarten Maya Tropicana, LLC (3)	Limited Liability Company	50%
Weingarten Miller Buckingham LLC (1)	Limited Liability Company	50%
Weingarten Miller Aurora II, LLC (18)	Limited Liability Company	100%
Weingarten Miller Glenwood, LLC (3)	Limited Liability Company	41%
Weingarten Miller Sheridan LLC (1)	Limited Liability Company	50%
Weingarten Newquist, LLC (1)	Limited Liability Company	50%
Weingarten Miller Lowry II, LLC (18)	Limited Liability Company	100%
Weingarten Nolana JV (1)	Joint Venture	50%
Weingarten Northcross Joint Venture (1)	Joint Venture	50%
Weingarten Nostat, Inc. (10)	Corporate Subsidiary	100%
Weingarten Shary Crossing JV (1)	Joint Venture	50%
Weingarten Shary North JV (1)	Joint Venture	50%
Weingarten Shary South JV (1)	Joint Venture	50%
Weingarten Tenth-Jackson West Joint Venture (1)	Joint Venture	50%
Weingarten/Bridges at Smoky Hill (1)	Joint Venture	50%
Weingarten/Finger Venture (1)	Joint Venture	50%
Weingarten/Miller/American Fork LLC (3)	Limited Liability Company	33%
Weingarten/Miller/GVR LLC (1)	Limited Liability Company	36.9%
Weingarten/Monvis LLC (1)	Limited Liability Company	70%
WNI/Tennessee, L.P. (8)	Limited Partnership	100%

Entity	Type	Ownership
WRI 151 Ingram LP (1)	Limited Partnership	66.7%
WRI Alliance Riley Venture (1)	Joint Venture	50%
WRI Alliance Riley Venture III (1)	Joint Venture	50%
WRI Best in the West, LLC (3)	Limited Liability Company	100%
WRI Brookwood Square, LLC (3)	Limited Liability Company	100%
WRI Charleston Commons, LLC (3)	Limited Liability Company	100%
WRI Cottonwood, LLC (3)	Limited Liability Company	100%
WRI Countryside Centre, LLC (3)	Limited Liability Company	100%
WRI El Camino, LP (3)	Limited Partnership	100%
WRI Fiesta Trails, LP (3)	Limited Partnership	100%
WRI Flamingo Pines, LLC (3)	Limited Liability Company	100%
WRI Freedom Centre, L.P. (3)	Limited Partnership	100%
WRI Galleria, LLC (3)	Limited Liability Company	100%
WRI Gateway Station, LP (1)	Limited Partnership	70%
WRI Golden State, LLC (4)	Limited Liability Company	100%
WRI Greenhouse LP (3)	Limited Partnership	99%
WRI Hopewell, LLC (3)	Limited Liability Company	100%
WRI Johnston Road Plaza, LLC (3)	Limited Liability Company	99%
WRI Kennesaw, LLC (3)	Limited Liability Company	100%
WRI Laguna Isles, LLC (3)	Limited Liability Company	100%
WRI Lakeland, LLC (3)	Limited Liability Company	100%
WRI LLA Venture (1)	Joint Venture	50%
WRI Madera Village, LLC (3)	Limited Liability Company	100%
WRI Marshalls Plaza, LP (3)	Limited Partnership	100%
WRI North American Properties, L.P (17)	Limited Partnership	98%
WRI Northtown I, LP (3)	Limited Partnership	100%
WRI Northtown II, LP (3)	Limited Partnership	100%
WRI Oak Grove Market Center, LLC (3)	Limited Liability Company	100%
WRI Overton Plaza, LP (3)	Limited Partnership	100%
WRI Parkland, LLC (3)	Limited Liability Company	100%
WRI Pinecrest Plaza, LLC (3)	Limited Liability Company	100%
WRI Ravenstone, LLC (3)	Limited Liability Company	100%
WRI Regency Centre, LLC (3)	Limited Liability Company	100%
WRI River Marketplace, LLC (9)	Limited Liability Company	100%
WRI Roswell Corners LLC (3)	Limited Liability Company	100%
WRI Sandy Plains, LLC (3)	Limited Liability Company	100%
WRI Shoppes at Bears Path, LLC (3)	Limited Liability Company	100%
WRI Shoppes of South Semoran, LLC (3)	Limited Liability Company	100%
WRI Steele Creek, LLC (3)	Limited Liability Company	99%
WRI Strom, L.P. (1)	Limited Partnership	100%
WRI Thompson Bridge, LLC (3)	Limited Liability Company	100%
WRI Trautmann, L.P. (7)	Limited Partnership	99%
WRI Uintah Gardens, LLC (3)	Limited Liability Company	100%
WRI University Place, LLC (9)	Limited Liability Company	100%
WRI West Jordan LLC (3)	Limited Liability Company	99%
WRIJV, LP (14)	Limited Partnership	20%
WRI/Atlanta Park, L.P. (3)	Limited Partnership	99%
WRI/BIT Retail JV, LP (13)	Limited Partnership	20%
WRI/Chino Hills, LLC (3)	Limited Liability Company	100%
WRI/Falls Pointe, LLC (3)	Limited Liability Company	100%
WRI/High House LLC (3)	Limited Liability Company	68%
WRI/Hollywood Hills, LLC (3)	Limited Liability Company	100%
WRI/Miller Westminster I, LLC (3)	Limited Liability Company	50%
WRI/Pitman Corners, Inc. (5)	Corporate Subsidiary	100%
WRI/Raleigh L.P. (6)	Limited Partnership	68%

Entity	Type	Ownership
WRI/Rancho San Marcos, LLC (3)	Limited Liability Company	100%
WRI/Utah Properties L.P. (3)	Limited Partnership	99%
WT Florida Ventures, LLC (11)	Limited Liability Company	20%

Footnotes:

(1)	Entity is a joint venture, limited partnership or limited liability company that owns a single real estate asset.

(2)	Entity is a limited partnership that owns seven industrial properties, which are collateral for borrowings from a third party.

(3)	Entity is a joint venture, limited partnership or limited liability company that owns a single real estate asset that is collateral for borrowings from a third party.

(4)	Entity is a limited liability company that owns 19 retail properties, which are collateral for borrowings from a third party.

(5)	Entity is a corporate subsidiary that owns a single real estate asset, which is collateral for borrowings from a third party.

(6)	Entity is a limited partnership that owns nine properties of which three properties serve as collateral for borrowings from a third party.

(7)	Entity is a limited partnership that owns two properties that serve as collateral for borrowings from a third party.

(8)	Entity is a limited partnership that owns six properties of which one serves as collateral for borrowings from a third party.

(9)	Entity is a limited liability company with a 20% interest in a tenancy-in-common arrangement which holds a property that serves as collateral for a borrowing from a third party.

(10)	Entity is a corporate subsidiary that owns 54 properties of which four properties serve as collateral for borrowings from a third party.

(11)	Entity is a limited liability company that owns seven properties.

(12)	Entity is a limited liability company that owns six properties, which serve as collateral for borrowings from a third party.

(13)	Entity is a limited partnership that owns three properties.

(14)	Entity is a limited partnership that owns 12 properties of which four properties serve as collateral for borrowings from a third party.

(15)	Entity is a limited liability company that owns three properties, which serve as collateral for borrowings from a third party.

(16)	Entity is a limited liability company that owns nine properties of which eight properties serve as collateral for borrowings from a third party.

(17)	Entity is a limited partnership that owns six properties of which five properties serve as collateral for borrowings from a third party.

(18)	Entity is a limited liability company with a 50% interest in a tenancy-in-common arrangement which holds a property that serves as collateral for a borrowing from a third party.

EXHIBIT C

Form of Legal Opinion

[attached]